Exhibit 99.1

Delta Apparel Announces Preliminary Second Quarter 2008 Results

Sales and Earnings Results in-line with Expectations

Discusses Current Business Outlook

DULUTH, Ga.--(BUSINESS WIRE)--Delta Apparel, Inc. (AMEX: DLA) today announced preliminary financial results for the second quarter ended December 29, 2007 and updated its current business outlook.

The Company currently expects second quarter revenues to be approximately $68 to $69 million versus its prior expectation of $64 to $68 million and expects to report a loss of approximately ($0.33 to $0.34) per diluted share versus its prior guidance of a loss of ($0.33 to $0.37). The Company maintains its previously announced fiscal 2008 sales expectation of $315 to $340 million and earnings of $0.62 to $0.76 per diluted share. The Company continues to remain cautious of the general economy and current state of the retail environment. Further weakening in the economy may hinder the Company’s ability to meet its current expectations.

Robert W. Humphreys, the Company’s President and Chief Executive Officer commented, “During the quarter we made significant progress in positioning our business for growth and profitability in the future. The start-up of our new, state-of-the-art textile facility in Honduras was on pace with expectations, producing first-quality dyed fabric during the quarter. This facility should be providing our activewear business with lower cost production to drive enhanced profitability in the fourth quarter of the fiscal year. Despite the slowing retail environment, we achieved sales growth in our retail-ready business and penetrated new markets and new doors for our products. While we are cautious about the retail conditions in the marketplace, we believe we are positioned to achieve our sales and earnings goals in the second half of our fiscal year.”

Textile Restructuring

The Company made significant progress on its textile initiatives during its second fiscal quarter. The Maiden, N.C. textile facility reached efficient production levels in the quarter and continued to improve its quality levels. Production at the Company’s new Honduran textile facility commenced with bleached products in November 2007 and the production of dyed products in December 2007. This facility is on pace to reach its first target of 500,000 pounds of weekly production in the Company’s fiscal 2008 fourth quarter.

Junkfood Loves Gap Kids

During the fiscal 2008 second quarter, Gap Kids, one of the world’s largest specialty retailers for kids, launched a new jointly branded apparel line, “Junkfood Loves Gap Kids”, of vintage tees in 131 select stores nationwide. The line consisted of a variety of popular Junkfood Clothing designs, including Peanuts, DC Comics, Star Wars, Twister and Little Miss.

The success of the first order has led Gap Kids and Junkfood to work together on a spring line of products for shipment in the Company’s third fiscal quarter. This second order is expected to be launched in 200 select stores nationwide. The businesses are also discussing opportunities to launch the co-branded products in the Gap Kids international stores. The partnership between Junkfood and Gap Kids could grow into a very successful, long-term relationship.

Soffe Military Uniform

The Company previously announced that the Soffe business had developed and was bidding on a new military training uniform, including a specially designed shirt and shorts. During the second fiscal quarter, Soffe was awarded a significant part of the program, representing additional business in the military distribution channel. The Company is currently working to build production and complete required certifications for the fabric and production methods. Soffe expects this program could represent an additional $2 to $3 million in sales in the second half of the year.

Mr. Humphreys concluded, “Despite the near-term challenges with consumer demand for apparel, we remain confident that we are building a strong platform for growth in each of our business segments and believe the competitive position and operational capabilities of our business remain very healthy. We look forward to completing our textile restructuring initiatives in the second half of the fiscal year and pursuing our opportunities for enhanced profitability and sales growth.”

The Company plans to report fiscal 2008 second quarter results on Friday, January 25, 2008.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiaries, M. J. Soffe Co. and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico and the Company employs approximately 6,300 people worldwide. Additional information on the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the FunTees acquisition and to integrate it successfully into our business, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in “Item 1A. Risk Factors” in our annual Report on Form 10-K for the fiscal year ended June 30, 2007 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Integrated Corporate Relations
Bill Zima, 203-682-8200